EXHIBIT 99

SP Plus Corporation Announces Third Quarter 2021 Results

  Strong Financial Performance Continues to Track Improving Business Conditions and Benefit from Streamlined Cost Structure
  Successful Business Development Initiatives and Technology Roll-Outs Strengthen Industry Leadership
  Expect Full-Year Gross Profit to be at High End of $170 to $185 Million Guidance Range; G&A Expenses Projected at Lower End of $85 to $90 Million Guidance Range
  Raising Cash Flow from Operations and Free Cash Flow Guidance Ranges by $10 Million

CHICAGO, Oct. 27, 2021 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading provider of technology-driven mobility solutions for aviation, commercial, hospitality and institutional clients throughout North America, today announced its third quarter 2021 results.

Third Quarter Commentary

Marc Baumann, Chairman and Chief Executive Officer, stated, “Business conditions continued to improve in the third quarter, as demand for our services closely tracked the progressive re-opening of the broader economy, and clients adapted to changes in consumer behavior that are expected to continue post-pandemic. Within this dynamic environment, SP+ is benefiting from our market leadership positions and proven ability to both enhance the consumer experience and optimize revenues for our clients.

“We are pleased that our third quarter adjusted gross profit reached 84% of third quarter 2019 levels even as travel and mobility activity has not yet recovered to pre-pandemic levels.   Aided by the continued deployment of our proprietary Sphere technology solutions, we are winning new contracts and providing additional services to existing clients and believe we are gaining market share in key verticals. In addition, the actions taken last year to optimize our portfolio to reduce risk and exit unprofitable accounts continue to yield returns. We believe additional runway remains to grow gross profit as business activity continues to recover to pre-pandemic levels. Third quarter financial performance was further strengthened by our reduced G&A costs, which on an adjusted basis were 20% below third quarter 2019 pre-pandemic levels. We believe much of these expense reductions are sustainable, although some of these costs will progressively increase as business activity continues to grow.

“In the third quarter, our Commercial segment started operations at 69 new locations. In our Aviation segment, we recently were awarded parking and shuttle operations at Reagan National and Dulles International Airports, we added curbside management to our suite of services at San Francisco International Airport, we opened valet parking services at Charles M. Schulz-Sonoma County Airport in Santa Rosa, California, and we currently are in final renewal negotiations with two major metropolitan airports. Additionally, since we began the Curbside Concierge pilot in early May, we have rolled out our services on behalf of one airline client at 20 airports and expect to expand to add 20 more locations by the end of this year. This traveler and luggage check-in service, which utilizes our proprietary technology, has garnered interest from other airlines as the industry works to improve the customer experience and reduce congestion in the terminals, while at the same time reducing operating costs.”

Financial Summary

In millions except per share	Three Months Ended September 30, 2021		Three Months Ended September 30, 2020
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$46.0	$49.5	$42.0	$42.4
General and administrative expenses (2)	$21.1	$20.8	$18.4	$15.5
Net income (loss) attributable to SP Plus(2)	$11.5	$13.9	($88.1)	$13.1
Net income (loss) per share (EPS) (2)	$0.54	$0.65	($4.19)	$0.62
EBITDA (1),(2)	NA	$28.0	NA	$27.0
Net cash provided by operating activities	$6.8	NA	$1.9	NA
Free cash flow (1)	$3.9	NA	$3.0	NA

In millions except per share	Nine Months Ended September 30, 2021		Nine Months Ended September 30, 2020
	Reported	Adjusted (1)	Reported	Adjusted (1)
Gross profit (2)	$130.8	$136.0	($1.6)	$94.0
General and administrative expenses (2)	$64.1	$62.9	$61.9	$54.8
Net income (loss) attributable to SP Plus(2)	$22.8	$30.2	($173.3)	$8.7
Net income (loss) per share (EPS) (2)	$1.07	$1.41	($8.23)	$0.41
EBITDA (1),(2)	NA	$70.0	N/A	$39.6
Net cash provided by operating activities	$30.1	NA	$27.9	NA
Free cash flow (1)	$21.0	NA	$18.9	NA

(1) Refer to the disclosure regarding use of non-GAAP financial measures and the accompanying financial tables for a reconciliation of all non-GAAP financial measures to U.S. GAAP.

(2) Adjusted gross profit, adjusted general and administrative expenses, adjusted net income attributable to SP Plus, adjusted net income per share attributable to SP Plus (“adjusted EPS"), and adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA") are all non-GAAP financial measures that exclude, for the periods presented, (a) restructuring and other costs, including severance costs resulting from COVID-19, (b) impairment charges, (c) the amortization of acquired intangible assets, (d) gain/loss on sale of investments, and (e) non-routine tax items. Please refer to the accompanying financial tables for a reconciliation of these adjusted measures to U.S. GAAP.

Third Quarter Operating Results

In the third quarter of 2021, reported gross profit increased by 10% to $46.0 million from the comparable quarter of 2020. Excluding non-cash lease impairment charges, adjusted gross profit in the third quarter of 2021 increased 17% to $49.5 million from $42.4 million in the year ago third quarter that included a $5.6 million benefit from early termination fees related to certain aviation contracts. These year-over-year increases are primarily related to business conditions recovering from the pandemic impact.

Reported general and administrative (“G&A”) expenses in the third quarter of 2021 were $21.1 million, compared to $18.4 million in the third quarter of 2020, an increase of 15%. Adjusted G&A expenses for the third quarter of 2021 were $20.8 million, compared to $15.5 million in the year ago period, an increase of 34%. The increase in both measures reflects an increase in certain compensation-related expenses to more normalized levels in light of improving business conditions in 2021. Adjusted G&A in the third quarter of 2021, however, remains 20% below the comparable period of 2019.

Reported net income attributable to SP Plus in the 2021 third quarter was $11.5 million, or $0.54 per share. This performance compares favorably to a net loss of $88.1 million, or $4.19 loss per share, in the third quarter of 2020 that included $133.2 million of non-cash intangible, goodwill and lease impairment charges primarily related to our aviation business. Excluding these items, as well as restructuring and impairment charges, amortization of acquired intangibles and non-routine tax items, third quarter 2021 adjusted earnings per share were $0.65, compared to adjusted net income per share of $0.62 for the third quarter of 2020.

Cash flow from operations was $6.8 million and free cash flow was $3.9 million in the third quarter of 2021, with both measures being reduced by the early payment of deferred 2020 payroll taxes of $15.9 million. Positive net cash from operations of $1.9 million and free cash flow of $3.0 million was generated during the third quarter of 2020.

2021 Outlook

Based on strong year-to-date performance and expectations for a continuation of current business trends, full-year 2021 gross profit is expected to be at the high end of the guidance range of $170 million to $185 million, and full-year G&A expense is expected to be at the lower end of the $85 to $90 million guidance range. Full-year operating cash flow is now expected to be in the range of $62 to $76 million and free cash flow is now expected to be in the range of $50 to $60 million, an upward shift in the range by $10 million on both measures, driven by stronger business performance. These new, higher expectations assume the receipt of a $20 million income tax refund in the fourth quarter, the majority of which was also contemplated in the original full-year guidance.

Mr. Baumann concluded, “Our industry leadership has been built on our reputation for superior customer service, innovative technology offerings, and the positive, tangible results that we deliver for our clients. We are honored to have been recently named the Innovative Organization of the Year by the National Parking Association, a leading industry group comprised of parking operators and other technology solution providers, in recognition of the development and deployment of our Sphere brand of technology products. We believe our positioning has enabled us to strengthen our market share in key verticals, which sets the stage for further progress in the periods ahead.”

Conference Call

The Company's quarterly earnings conference call will be held at 4:00 p.m. (CT) on October 27, 2021 and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP+ facilitates the efficient movement of people, vehicles and personal belongings with the goal of enhancing the consumer experience while improving bottom line results for our clients. The Company provides professional parking management, ground transportation, remote baggage check-in and handling, facility maintenance, security, event logistics, and other technology-driven mobility solutions to aviation, commercial, hospitality, healthcare and government clients across North America. For more information visit www.spplus.com.

You should not construe the information on those websites to be a part of this release. SP Plus Corporation’s annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the SP Plus website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2021 Outlook”, and in particular, the anticipated receipt of a $20 million income tax refund in the fourth quarter of 2021, expectations regarding gross profits, G&A, revenue volatility, actions to limit discretionary spending, impacts of COVID-19 on our business, and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as “expect”, “anticipate”, “believe”, “confident”, “could”, “should”, “estimate”, “intend”, “may”, “plan”, “guidance”, “will”, and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the impact of the COVID-19 pandemic or other contagious illnesses on global economic conditions, on the aviation, commercial, hospitality and institutional industries in general and on the financial position and operating results of our company in particular; intense competition; changing consumer preferences and legislation; ability to preserve client relationships; the Company's ability to successfully effect its strategic growth plan; difficulty obtaining insurance coverage or obtaining insurance coverage at a reasonable cost; volatility associated with high deductible and high retention insurance programs; risk that insurance reserves are inadequate; losses not covered by insurance; risk management and safety programs do not have the intended effect; risks relating to the Company's acquisition strategy; risks associated with management type contracts and lease type contracts; deterioration in general economic and business conditions or changes in demographic trends; information technology disruption, cyber-attacks, cyber-terrorism and security breaches; labor disputes; catastrophic events such as natural disasters, pandemic outbreaks and military or terrorist attacks could disrupt business; seasonal fluctuations and the impact of weather-related trends; risk that state and municipal government clients sell or enter into long-term lease type contracts with the Company's competitors or clients for parking-related assets; risks associated with joint ventures; adverse litigation judgments or settlements; risks associated with operating in a highly regulated environment and the impact of public and private regulations or governmental orders; the impact of Federal health care reform; adverse changes in tax laws or rulings; risks due to the Company's substantial indebtedness, including failure to comply with credit facility covenants or meet payment obligations which may accelerate repayment of the Company's indebtedness; lack of availability of adequate capital, financing, or revenues to grow the Company's business or satisfy liquidity needs; the phase-out of the London Interbank Offered Rate ("LIBOR") could affect interest rates under our existing credit facility agreement, hedging activity, as well as our ability to seek future financing or otherwise satisfy our liquidity needs; goodwill impairment charges or impairment of long-lived assets; the effectiveness of the actions we have taken to address our liquidity needs and reduce costs; financial difficulties or bankruptcy of major clients; the Company’s ability to obtain performance bonds; failure to attract and retain senior management and other qualified personnel; and actions of activist investors.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with U.S. GAAP, the Company considers certain financial measures that are not prepared in accordance with U.S. GAAP.  Certain non-GAAP measures, such as adjusted gross profit, adjusted general and administrative expenses (adjusted G&A), adjusted net income (loss) attributable to SP Plus (adjusted net income (loss)), adjusted net income (loss) per share attributable to SP Plus (adjusted EPS), and adjusted EBITDA exclude items that management does not consider indicative of its core performance.  Such adjustments include, among other things: (i) restructuring and other costs, including severance costs resulting from COVID-19; (ii) impairment charges; (iii) non-routine settlements; (iv) the amortization of acquired intangible assets; (v) the impact of non-routine asset sales or dispositions; (vi) the net loss or gains and the financial results related to sold businesses; (vii) gain/loss on termination of joint ventures or sale of other investments; and (viii) non-routine tax items. Pre-tax adjustments are tax affected at a statutory tax rate of 27% for 2020 and 2021, for adjusted net income (loss) and adjusted EPS purposes.

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as U.S. GAAP net income (loss) attributable to the Company before (i) interest expense net of interest income, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization, (iv) gain on sale of a business or contribution of a business to an unconsolidated entity, (v) gain/loss on termination of joint ventures or sale of other investments, and (vi) other items that management does not consider indicative of its core performance, as defined per above. The Company believes that the presentation of adjusted EBITDA provides useful information regarding the Company’s operating performance and are useful measures to facilitate comparisons to our historical and future operating results. The Company's definition of adjusted EBITDA may not be comparable to similarly titled measures presented by other companies.

The Company defines free cash flow as net cash provided by (used in) operating activities, less cash used for investing activities (exclusive of cash used for acquisitions and net after-tax cash proceeds from the sale of businesses or joint venture related assets), less distributions to non-controlling interests, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its ability to generate cash flow from business operations after funding capital expenditures, that can be used to, among other things, repay debt, fund strategic acquisitions, and return value to shareholders. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

The Company uses these non-GAAP financial measures, in addition to U.S. GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company’s budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, adjusted G&A, adjusted net income (loss), adjusted EPS, adjusted EBITDA, and free cash flow should not be considered in isolation of, or as alternatives to or more meaningful indicators of, the Company's operating performance or liquidity than gross profit, G&A, net income (loss), EPS, or net cash provided by (used in) operating activities, as determined in accordance with U.S. GAAP. In addition, the Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures, see the accompanying tables to this release.

SP Plus Corporation
Condensed Consolidated Balance Sheets

(millions, except for share data)	September 30, 2021	December 31, 2020
	(unaudited)
Assets
Cash and cash equivalents	$17.9	$13.9
Accounts and notes receivable, net	121.3	111.2
Prepaid expenses and other current assets	36.9	26.8
Total current assets	176.1	151.9
Leasehold improvements, equipment and construction in progress, net	49.0	53.3
Right-of-use assets	191.9	235.1
Goodwill	526.6	526.6
Other intangible assets, net	56.6	63.1
Deferred taxes	51.8	63.8
Other noncurrent assets, net	46.2	43.9
Total noncurrent assets	922.1	985.8
Total assets	$1,098.2	$1,137.7
Liabilities and stockholders’ equity
Accounts payable	$109.9	$97.8
Accrued and other current liabilities	100.0	112.7
Short-term lease liabilities	73.9	82.1
Current portion of long-term borrowings	25.8	25.0
Total current liabilities	309.6	317.6
Long-term borrowings, excluding current portion	320.7	337.1
Long-term lease liabilities	193.9	243.4
Other noncurrent liabilities	62.7	58.2
Total noncurrent liabilities	577.3	638.7
Total liabilities	$886.9	$956.3
Stockholders’ equity
Preferred stock, par value $0.01 per share; 5,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively; no shares issued or outstanding	$—	$—
Common stock, par value $0.001 per share; 50,000,000 shares authorized as of September 30, 2021 and December 31, 2020; 25,257,606 and 23,222,864 shares issued and outstanding as of September 30, 2021, respectively, and 25,123,128 and 23,088,386 shares issued and outstanding as of December 31, 2020, respectively	—	—
Treasury stock, at cost; 2,034,742 shares as of September 30, 2021 and December 31, 2020	(70.6)	(70.6)
Additional paid-in capital	265.9	261.4
Accumulated other comprehensive loss	(3.2)	(4.4)
Retained earnings (accumulated deficit)	19.5	(3.3)
Total SP Plus Corporation stockholders’ equity	211.6	183.1
Noncontrolling interest	(0.3)	(1.7)
Total stockholders’ equity	211.3	181.4
Total liabilities and stockholders’ equity	$1,098.2	$1,137.7

SP Plus Corporation
Condensed Consolidated Statements of Income (Loss)

	Three Months Ended		Nine Months Ended
(millions, except for share and per share data) (unaudited)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Services revenue
Lease type contracts	$59.7	$38.5	$153.3	$150.4
Management type contracts	101.9	79.7	278.2	279.6
	161.6	118.2	431.5	430.0
Reimbursed management type contract revenue	150.0	110.9	402.5	412.2
Total services revenue	311.6	229.1	834.0	842.2
Cost of services
Lease type contracts	48.0	34.4	122.8	157.7
Management type contracts	64.1	41.5	174.3	179.4
Lease impairment	3.5	0.3	3.6	94.5
	115.6	76.2	300.7	431.6
Reimbursed management type contract expense	150.0	110.9	402.5	412.2
Total cost of services	265.6	187.1	703.2	843.8
Gross profit
Lease type contracts	11.7	4.1	30.5	(7.3)
Management type contracts	37.8	38.2	103.9	100.2
Lease impairment	(3.5)	(0.3)	(3.6)	(94.5)
Total gross profit	46.0	42.0	130.8	(1.6)
General and administrative expenses	21.1	18.4	64.1	61.9
Depreciation and amortization	6.0	8.2	18.5	23.6
Impairment of goodwill and intangible assets	—	131.6	—	135.3
Operating income (loss)	18.9	(116.2)	48.2	(222.4)
Other expense (income)
Interest expense	5.2	5.7	16.1	15.4
Interest income	(0.1)	(0.1)	(0.3)	(0.3)
Other income	—	—	—	(0.1)
Total other expenses	5.1	5.6	15.8	15.0
Earnings (loss) before income taxes	13.8	(121.8)	32.4	(237.4)
Income tax expense (benefit)	1.6	(33.5)	6.5	(63.7)
Net income (loss)	12.2	(88.3)	25.9	(173.7)
Less: Net income (loss) attributable to noncontrolling interest	0.7	(0.2)	3.1	(0.4)
Net income (loss) attributable to SP Plus Corporation	$11.5	$(88.1)	$22.8	$(173.3)
Common stock data
Net income (loss) per common share
Basic	$0.54	$(4.19)	$1.08	$(8.23)
Diluted	$0.54	$(4.19)	$1.07	$(8.23)
Weighted average shares outstanding
Basic	21,184,583	21,047,076	21,158,667	21,057,080
Diluted	21,400,386	21,047,076	21,365,282	21,057,080

SP Plus Corporation
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	September 30, 2021	September 30, 2020
Operating activities
Net income (loss)	$25.9	$(173.7)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Impairment	3.6	231.1
Depreciation and amortization	18.5	23.0
Non-cash stock-based compensation	4.5	(2.2)
Provisions for credit losses on accounts receivable	0.5	6.0
Deferred income taxes	11.5	(64.3)
Other	3.4	2.3
Changes in operating assets and liabilities
Accounts and notes receivable	(10.6)	52.7
Prepaid and other current assets	(10.1)	10.0
Accounts payable	12.1	(14.1)
Accrued liabilities and other	(29.2)	(42.9)
Net cash provided by operating activities	30.1	27.9
Investing activities
Purchases of leasehold improvements and equipment	(6.8)	(5.8)
Cost of contracts	(1.0)	(2.3)
Proceeds from sale of other investments and equipment	0.4	0.8
Noncontrolling interest buyout	—	(1.7)
Net cash used in investing activities	(7.4)	(9.0)
Financing activities
Proceeds from credit facility revolver	297.2	404.2
Payments on credit facility revolver	(295.9)	(401.5)
Payments on credit facility term loan	(11.2)	(8.4)
Payments of debt issuance costs	(1.3)	—
Payments on other long-term borrowings	(5.8)	(5.0)
Distributions to noncontrolling interest	(1.7)	(1.1)
Repurchases of common stock	—	(15.3)
Net cash used in financing activities	(18.7)	(27.1)
Effect of exchange rate changes on cash and cash equivalents	—	(0.3)
Increase (decrease) in cash and cash equivalents	4.0	(8.5)
Cash and cash equivalents at beginning of year	13.9	24.1
Cash and cash equivalents at end of period	$17.9	$15.6
Supplemental disclosures
Cash paid during the period for
Interest	$14.4	$13.7
Income taxes	$0.6	$0.8

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Adjusted Gross Profit, Adjusted G&A, Adjusted Net Income, and Adjusted Net Income Per Share
(millions, except for share and per share data) (unaudited)
	Three months ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Gross profit
Gross profit, as reported	$46.0	$42.0	$130.8	($1.6)
Add: Restructuring and other costs	0.1	0.1	1.8	1.1
Add: Non-cash impairment charges	3.5	0.3	3.6	94.5
Other, rounding	(0.1)	—	(0.2)	—
Adjusted gross profit	$49.5	$42.4	$136.0	$94.0

General and administrative expenses
General and administrative expenses, as reported	$21.1	$18.4	$64.1	$61.9
Subtract: Restructuring and other costs	(0.2)	(1.6)	(1.0)	(5.8)
Subtract: Non-cash impairment charges	—	(1.3)	—	(1.3)
Other, rounding	(0.1)	—	(0.2)	—
Adjusted G&A	$20.8	$15.5	$62.9	$54.8

Net income (loss) attributable to SP Plus
Net income (loss) attributable to SP Plus, as reported	$11.5	($88.1)	$22.8	($173.3)
Add: Restructuring and other costs	0.3	1.7	2.8	6.9
Add: Non-cash impairment charges	3.5	133.2	3.6	231.1
Add: Non-operating loss / other expense	—	—	—	0.2
Subtract: Gain on sale of other investments	—	—	—	(0.3)
Add: Amortization of acquired intangibles	2.2	3.3	6.5	11.1
Net tax effect of adjustments	(1.6)	(37.4)	(3.5)	(67.3)
Non-routine tax	(2.0)	0.4	(2.0)	0.4
Other, rounding	—	—	—	(0.1)
Adjusted net income attributable to SP Plus	$13.9	$13.1	$30.2	$8.7

Net income (loss) per share, as reported
Basic	$0.54	($4.19)	$1.08	($8.23)
Diluted	$0.54	($4.19)	$1.07	($8.23)

Adjusted net income per share
Basic	$0.66	$0.62	$1.43	$0.42
Diluted	$0.65	$0.62	$1.41	$0.41

Weighted average shares outstanding
Basic	21,184,583	21,047,076	21,158,667	21,057,080
Diluted	21,400,386	21,047,076	21,365,282	21,057,080
Diluted (applicable for adjusted)	21,400,386	21,138,542	21,365,282	21,155,192

SP Plus Corporation
Comparison to 2019
(millions) (unaudited)
	Three months ended
	September 30, 2021	September 30, 2019
Gross Profit
Gross profit, as reported	$46.0	$58.7
Add: Restructuring and other costs	0.1
Add: Non-cash impairment charges	3.5	—
Other, rounding	(0.1)	—
Adjusted gross profit	$49.5	$58.7
% of 2019	84%

General and administrative expenses
General and administrative expenses, as reported	$21.1	$26.0
Subtract: Restructuring and other costs	(0.2)	—
Other, rounding	(0.1)	—
Adjusted G&A	$20.8	$26.0
Decline from 2019	-20%

SP Plus Corporation
Supplemental Financial Information - Reconciliation of Net Income to Adjusted EBITDA
(millions) (unaudited)
	Three months ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net income (loss) attributable to SP Plus, as reported	$11.5	($88.1)	$22.8	($173.3)
Add (subtract):
Income tax (benefit) expense	1.6	(33.5)	6.5	(63.7)
Interest expense, net	5.1	5.6	15.8	15.1
Gain on sale of other investments	—	—	—	(0.3)
Non-operating loss / other expense	—	—	—	0.2
Depreciation and amortization expense	6.0	8.2	18.5	23.6
Restructuring and other costs	0.3	1.7	2.8	6.9
Non-cash impairment charges	3.5	133.2	3.6	231.1
Other, rounding	—	(0.1)	—	—
Adjusted EBITDA	$28.0	$27.0	$70.0	$39.6

SP Plus Corporation
Free Cash Flow
(millions) (unaudited)
	Three months ended		Nine months ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net cash provided by operating activities	$6.8	$1.9	$30.1	$27.9
Net cash used in investing activities	(2.2)	(0.4)	(7.4)	(9.0)
Termination of joint ventures	—	1.7	—	1.4
Distributions to noncontrolling interests	(0.5)	(0.2)	(1.7)	(1.1)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	—	—	(0.3)
Other, rounding	(0.1)	—	—	—
Free cash flow	$3.9	$3.0	$21.0	$18.9

SP Plus Corporation
Commercial Segment Facilities

	September 30, 2021	December 31, 2020	September 30, 2020
Leased facilities	420	445	466
Managed facilities	2,575	2,539	2,596
Total facilities (Commercial Segment)	2,995	2,984	3,062

SP Plus Corporation
Supplemental Financial Information - Reconciliation of forward-looking non-GAAP measures to their comparable GAAP measures

2021 Outlook
Net cash from operating activities	Approximately $62 - $76 million
less: Capital expenditures, net	Approximately $10 - $12 million
less: Distributions to noncontrolling interests	Approximately $2 - $4 million
Free cash flow	Approximately $50 - $60 million